Exhibit 21

AMCOL INTERNATIONAL CORPORATION
SUBSIDIARY LISTING

COMPANY NAME	COUNTRY	STATE	OWNERSHIP %

AMCOL Egypt SAE			70
AMCOL Europe Limited	England		100
AMCOL Health & Beauty Solutions, Incorporated	USA	DE	100
AMCOL International B.V.	Netherlands		100
AMCOL (Holdings) Ltd.	England		100
AMCOL Holdings Canada Ltd.	Canada	Ontario	100
AMCOL Specialties Holdings, Inc.	USA	DE	100
American Colloid Company	USA	DE	100
Ameri-Co Carriers, Inc.	USA	NE	100
Ameri-Co Logistics, Inc.	USA	NE	100
Ashapura Minechem Ltd.	India		22
Ashapura Volclay Limited	India		50
CETCO China Ltd.	China		100
CETCO Contracting Services Company	USA	DE	100
CETCO (Europe) Limited	England		100
CETCO Holdings B.V.	Netherlands		100
CETCO Iberia S.L.	Spain		100
CETCO Korea Ltd.	Korea		100
Comercializadora y Exportadora Cetco Latino América Limitada	Chile		100
CETCO Oilfield Services Company	USA	DE	100
CETCO-POLAND Sp. z o.o	Poland		100
CETCO Technologies (Suzhou) Co. Ltd.	China		100
Colin Stewart Minchem Limited	England		100
Colloid Environmental Technologies Company	USA	DE	100
Egypt Bentonite & Derivatives Company	Egypt		25
Egypt Mining & Drilling Chemicals Company	Egypt		25
Egypt Nano Bentonite Co.	Egypt		26.5
Inner Mongolia Tianyu Chemical Industry Co. Ltd.	China		80
Intergeo Services LLC	USA	PA	100
Lafayette Well Testing, Inc.	USA	LA	100
Linteco Geotechnische Systeme GmbH	Austria		100
Linteco Iberia S.L.	Spain		100
Montana Minerals Development Company	USA	MT	100
Nanocor, Inc.	USA	DE	100
Nanocor, Ltd.	England		100
Silgel Packaging Limited	England		100
Volclay de Mexico, S.A. de C.V.	Mexico		49
Volclay DongMing Industrial Minerals Co., Ltd.	China		100
Volclay International Corporation	USA	DE	100
Volclay Japan Co. Ltd.	Japan		50
Volclay Korea Ltd.	Korea		100
Volclay MinChem (Jianping) Co. Ltd.	China		100
Volclay Pty. Ltd.	Australia		100
Volclay (Tianjin) Industrial Minerals Co., Ltd.	China		100
Volclay Siam Ltd.	Thailand		100